Exhibit 10.2

GUARANTY

In consideration of REMINGTON PARTNERS , INC., a California corporation, ("Lender”) providing financing to Lamplighter Studios, Inc., a California corporation, referred to as “Borrower”, under a Loan Agreement dated as of January 9, 2009 (the “ Agreement'”) , Broadcaster, Inc., a Florida corporation (referred to as “Guarantor”) unconditionally and irrevocably guarantees payment of all amounts Borrower owes Lender and Borrower's performance of the Agreement and any other future agreements between Borrower and Lender, as amended from time to time (collectively the Agreements), according to their terms.

1.

If Borrower does not perform its obligations under the Agreements, Guarantor will immediately pay all amounts due (including, without limitation, all principal, interest and fees) and satisfy all Borrower's obligations under the Agreements.

2.

These obligations are independent of Borrower's obligations and separate actions may be brought against Guarantor (whether action is brought against Borrower or whether Borrower is joined in the action). Guarantor waives benefit of any statute of limitations affecting its liability.  Guarantor's liability is not contingent on the genuineness or enforceability of the Agreements.

3.

Lender may, without notice to Guarantor end without affecting Guarantor's obligations under this Guaranty, (a) renew, extend, or otherwise change the terms of the Agreements; (b) take security for the payment of this Guaranty or the Agreements; (c) exchange, enforce, waive and release any security; and (d) apply the security end direct its sale as Lender, in its discretion, chooses.

4.

Guarantor waives:

a) Any right to require Lender to (i) proceed against Borrower or any other person: (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against Borrower or any security it holds (including the right to foreclose by Judicial or non judicial sale) without affecting Guarantor's liability. However, in the event Guarantor shall be required to pay Beneficiary under this Guaranty, Beneficiary agrees to assign to Guarantor, all of its rights and security interest as a secured lender.

b)

Any defenses from disability or other defense of Borrower or from the cessation of Borrowers liabilities.

c)

Any setoff, defense or counterclaim against Lender.

d)

Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until Borrower's obligations to Lender have been paid, Guarantor has no right of subrogation or reimbursement or subrogation or other rights against Borrower.

e)

Any right to enforce any remedy that Lender has against Borrower.

f)

Any demands for performance, notices of nonperformance or of new or additional indebtedness. Guarantor is responsible for being end keeping itself informed of Borrower's financial condition. Unless Guarantor requests particular information, Lender has no duty to provide information to Guarantor.

g)

The benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

               5,

Guarantor acknowledges that, to the extent Guarantor has or may have rights of  subrogation or reimbursement against Borrower for claims arising out of this Guaranty, those rights may be impaired or destroyed if Lender elects to proceed against any real property security of Borrower by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases end based on equitable principles of estoppel, give rise to a defense by Guarantor against Its obligations under this Guaranty. Guarantor waives that defense and any others arising from Lender's election to pursue non-judicial foreclosure. Without limiting the generality of the foregoing, Guarantor waives all benefits and defenses under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, to the extent they apply.

        6.

If Borrower becomes Insolvent or is adjudicated bankrupt or files a petition for reorganization, or similar relief under the United States Bankruptcy Code, or If a petition is filed against Borrower and/or any obligation under the Agreements is terminated or rejected or any obligation of Borrower is modified or if Borrower’s obligations are avoided Guarantors liability will not be affected and its liability will continue. If Lender must return any payment because of the insolvency, bankruptcy or reorganization of Borrower, Guarantor or any other guarantor this Guaranty will remain effective or be reinstated.

         7.

Guarantor subordinates any indebtedness of Borrower it holds to Lender; and Guarantor will collect, enforce and receive payments as Lender's trustee and will pay Lender those payments without reducing or affecting Its liability under this Guaranty.

        8.      Guarantor will pay Lender's reasonable attorneys' fees and other costs and expenses incurred enforcing this Guaranty This Guaranty may not be waived, revoked or amended without Lender's prior written consent.  If any provision of this Guaranty is unenforceable, all other provisions remain effective. This Guaranty is the entire agreement among the parties about this guaranty. No prior dealings, no usage of trade, and no parol  or extrinsic evidence may supplement or vary this Guaranty. Lender may assign this Guaranty. This Guaranty benefits Lender, its successors and assigns. This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Borrower's indebtedness or liabilities to Lender. Guarantor may not assign this Agreement or any rights under it without Lender’s prior written consent, which may be granted or withheld in Lender’s discretion.

 9.     Guarantor represents and warrants that (i) It has taken all action necessary authorize execute, deliver and perform this Guaranty, (ii) execution, delivery and performance of this Guaranty do not conflict with any organizational documents or agreements to which it is party and (iii) this Guaranty is a valid and binding obligation, enforceable against Guarantor according to Its terms.

10.

This Guaranty is governed by California law without regard to conflicts of laws. GUARANTOR WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ACTION ARISING OUT OF THIS GUARANTY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER CLAIMS. Guarantor agrees to the jurisdiction of the state and federal courts for Marin County, California for any action brought under this Guaranty.

GUARANTOR: Broadcaster, Inc.

CEO

Date: